Exhibit 99.1

INFORMATION FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105 For Further Information Call Dan Stone 314-863-1100

FURNITURE BRANDS ANNOUNCES RESULTS OF

2008 ANNUAL MEETING OF STOCKHOLDERS

St. Louis, Missouri, May 20, 2008 – Furniture Brands International (NYSE: FBN) today announced the final results of the company’s 2008 annual meeting of stockholders. The annual meeting of stockholders was adjourned on May 1 and reconvened today. Because the election of directors and a stockholder proposal were contested, the final reconciliation of the election results required the authentication of a special inspector of elections. Approximately 88 percent of the company’s issued and outstanding shares were represented at the meeting in person or by proxy.

Chairman of the Board and Chief Executive Officer Ralph P. Scozzafava received the highest number of stockholder votes. In addition to Mr. Scozzafava, the company’s board of directors is now comprised, in descending order of stockholder votes, of Aubrey B. Patterson, Bobby L. Martin, John R. Jordan, Jr., W.G. (Mickey) Holliman, Alan Schwartz, T. Scott King, and Ira Kaplan.

Furniture Brands stockholders also approved the company’s 2008 Incentive Plan, ratified the selection of KPMG LLP as independent public accounting firm for the calendar year 2008, and rejected a stockholder proposal to adopt a resolution to repeal by-laws or by-law amendments adopted after May 6, 1998 and prior to the seating of Messrs. Schwartz, King and Kaplan.

“We welcome the conclusion of this year’s proxy voting and look forward to continuing to execute Furniture Brands’ strategic plan,” said Mr. Scozzafava. “The addition of three new members to our board of directors gives us the chance to gain fresh insights into how we are approaching our business and evaluating new opportunities. I know that we all look forward to working together to bring increased value to all Furniture Brands stockholders.”

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. With annual sales of approximately $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.